Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

AMPHENOL CORPORATION,

MOON MERGER SUB CORPORATION

and

MTS SYSTEMS CORPORATION

Dated as of December 8, 2020

i

Annex I	Defined Terms
Exhibit A	Plan of Merger
Exhibit B	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2020 (this “Agreement”), is made by and among Amphenol Corporation, a Delaware corporation (“Parent”), Moon Merger Sub Corporation, a Minnesota corporation and a wholly owned Subsidiary of Parent (“Sub”), and MTS Systems Corporation, a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear. Attached as Exhibit A to this Agreement is a “plan of merger” (the “Plan of Merger”) as such term is used in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved this Agreement, including the Plan of Merger, and the transactions contemplated hereby, including the merger of Sub with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement, including the Plan of Merger, and in accordance with the MBCA, whereby each issued and outstanding share of common stock, par value $0.25 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Parent has declared advisable and determined that this Agreement, including the Plan of Merger, and the Transactions are fair to and in the best interests of Parent;

WHEREAS, the board of directors of each of the Company (the “Company Board”) and Sub have (a) determined that this Agreement, including the Plan of Merger, and the Transactions are in the best interests of such corporation and its shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement (including the Plan of Merger) and the consummation of the Transactions, including the Merger, and (c) on the terms and subject to the conditions as set forth in this Agreement, resolved to recommend that its shareholders approve and adopt this Agreement, including the Plan of Merger; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements of the parties hereto, and upon the terms and subject to the conditions of this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA, at the Effective Time, Sub will be merged with and into the Company, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place on the third (3rd) Business Day following the date on which each of the conditions set forth in ARTICLE VI is satisfied, or to the extent permitted by Law, waived by the party entitled to waive such condition (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) by the exchange of electronic signatures and documents, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or at another time, date or place agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file articles of merger with respect to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with the applicable provisions of the MBCA, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on the date and time at which the Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota or at such later date and time as is agreed between the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time, (i) subject to Section 5.10, the Company Charter, as in effect immediately prior to the Effective Time, will by virtue of the Merger be amended and restated so as to read in its entirety in the form set forth in Exhibit B, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated articles of incorporation of the Surviving Corporation and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall thereafter be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and the bylaws of the Surviving Corporation.

(b) Directors. The parties hereto shall take all requisite action so that the board of directors of the Surviving Corporation at the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office until such member’s respective successor is duly elected or appointed and qualified or until such member’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

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(c) Officers. The parties hereto shall take all requisite action so that the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until such officer’s respective successor is duly appointed and qualified or until such officer’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall automatically be converted at the Effective Time into the right to receive $58.50 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries (other than, in each case, Shares held on behalf of a third party) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.25 per share, shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.25 per share, of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within such period), the Merger Consideration shall be equitably adjusted to reflect such change so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is prohibited from undertaking pursuant to this Agreement.

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Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares to receive the Merger Consideration to which such holders shall become entitled pursuant to this Agreement. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the sum of the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund is insufficient to make the payments contemplated by this ARTICLE II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash such that the Exchange Fund becomes sufficient to make such payments. Funds made available to the Paying Agent shall, if Parent so elects, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this ARTICLE II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this ARTICLE II. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b) Procedures for Surrender.

(i) Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second (2nd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (A) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent; and (B) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates and such other documents as may be customarily required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or establishes to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

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(ii) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to Section 2.05. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

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(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a Governmental Entity in accordance with any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent or Sub, as Parent directs, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i).

Section 2.03 Treatment of Company Options, RSU Awards, ESPP and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, each outstanding option to purchase Shares granted under a Company Stock Plan (other than any option granted under the Company Stock Purchase Plan) (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (2) such Option Payments shall be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be outstanding or exercisable, and each Company Option shall entitle the holder thereof only to the payment provided for in this Section 2.03(a).

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(b) Treatment of Restricted Stock Units.

(i) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, (A) each outstanding award of restricted stock units with respect to Shares (including, for the avoidance of doubt, each such restricted stock unit that is subject to a deferral election) (each, an “RSU Award”) granted pursuant to a Company Stock Plan shall be fully vested; provided, however, that each RSU Award that is subject to performance-based vesting conditions shall be deemed to be vested at the greater of (1) actual performance determined as of immediately prior to the Effective Time and (2) target level and (B) each RSU Award shall be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (1) the number of vested restricted stock units subject to such RSU Award, multiplied by (2) the Merger Consideration, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05).

(c) Termination of Company Stock Plans. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, as of the Effective Time, all Company Stock Plans shall terminate, and no further rights with respect to Shares or any other awards shall be granted thereunder.

(d) Treatment of Company Stock Purchase Plan. The provisions of Section 2.03(a) shall not apply to any rights under the Company Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further “Phases” (as defined in the Company Stock Purchase Plan) will commence pursuant to the Company Stock Purchase Plan after the date hereof and that any money withheld from a participant’s pay pursuant to the Company Stock Purchase Plan that has not been used to purchase Shares at the end of the final Phase shall be returned to the applicable participant. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan (unless the Company Stock Purchase Plan has terminated earlier pursuant to its terms).

(e) Deferred Compensation. Parent shall cause the Company to pay on the Closing Date or as soon as practicable thereafter all deferred compensation under any deferred compensation plans of the Company (less any required Tax withholdings as provided in Section 2.05) in accordance with the terms of the applicable plan.

(f) Parent Funding. Parent shall cause the Surviving Corporation to pay through the Surviving Corporation’s payroll agent to each holder of a Company Option or RSU Award the applicable Option Payments or RSU Payments, as applicable (less any required Tax withholdings as provided in Section 2.05) on the Surviving Corporation’s first regularly scheduled payroll date occurring at least five (5) Business Days following the Effective Time, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code.

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Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held of record or beneficially by a person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly exercises dissenters’ rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. The Company shall provide prompt written notice to Parent of any demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters Rights with respect to any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.05 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent (and their respective affiliates) (each, a “Payor”) shall be entitled to deduct and withhold from amounts payable in connection with this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law; provided, however, that under no circumstance will a Payor deduct or withhold any amount under Section 1445 of the Code so long as the Company provides the certification and notice described in Section 5.13. After the date of this Agreement, the Company will (and will cause the Company Subsidiaries to) reasonably cooperate with any reasonable request of Parent in connection with determining whether any withholding Taxes are applicable to payments made in connection with this Agreement. In the event that Parent determines that any such withholding Taxes are applicable, (i) Parent shall use commercially reasonable efforts to notify the Company prior to the date on which such withholding is anticipated to occur, (ii) Parent and the Company shall reasonably cooperate to minimize or eliminate such withholding Taxes as permitted by applicable Law and (iii) without limiting the foregoing, the Company shall take such actions as are reasonably requested by Parent to minimize any such withholding Taxes in accordance with applicable Law. To the extent that amounts are so withheld or deducted by a Payor, such withheld amounts (a) shall be remitted by such Payor to the applicable Governmental Entity and (b) to the extent so remitted shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by such Payor.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly filed or furnished and publicly available after September 29, 2018 and prior to the date of this Agreement or the draft Annual Report on Form 10-K for the fiscal year ended October 3, 2020 provided to Parent prior to the date hereof, other than disclosures contained in the “Risk Factors,” “forward-looking statements,” “Qualitative and Quantitative Disclosures About Market Risk” or similar sections of the Company SEC Documents or other disclosure to the extent predictive, cautionary or forward-looking in nature (in each case where the relevance of such information to a particular representation or warranty is reasonably apparent on the face of such disclosure) (provided that this clause (a) shall not apply to any of the representations and warranties set forth in Section 3.01 through Section 3.03 or Section 3.22 through Section 3.26), or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents made available to Parent and attached to, or incorporated by reference in, such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of the Company Subsidiaries, as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Restated and Amended Articles of Incorporation of the Company (as amended, restated, supplemented or otherwise modified, the “Company Charter”) and (ii) the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified, the “Company Bylaws”), in each case, as in effect on the date hereof. Each of the Company Charter and the Company Bylaws is in full force and effect.

(c) Section 3.01 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each Company Subsidiary, together with its jurisdiction of incorporation or organization.

(d) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Lien, other than restrictions on transfer under applicable federal and state securities Laws or applicable foreign Laws, and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for equity interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity interests in any person, or has any material obligation to acquire any such shares of capital stock or equity interests in excess of a fair market value of $1,000,000 individually or $5,000,000 in the aggregate in any person (as determined by the Company Board in good faith). All dividends or distributions declared, made or paid by the Company Subsidiaries have been declared, made or paid in accordance with the applicable Company Subsidiary’s constitutional documents, applicable Law and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

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Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 64,000,000 shares of Company Common Stock. As of the close of business on December 7, 2020 (the “Specified Date”), 19,314,226.082 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(b) As of the close of business on the Specified Date, (i) 775,055 shares of Company Common Stock were issuable with respect to outstanding Company Options with a weighted average exercise price of $50.91 per share of Company Common Stock, (ii) 278,598 shares of Company Common Stock were issuable in respect of outstanding RSU Awards, assuming a target level of performance under performance-based awards, and (iii) 334,575 shares of Company Common Stock were issuable in respect of outstanding RSU Awards, assuming maximum performance under performance-based awards. As of the close of business on the Specified Date, the Company had no Shares reserved for issuance, except for (A) the shares reserved for issuance pursuant to the outstanding Company Options and RSU Awards described in clauses (i) through (ii), (B) an additional 1,046,133 Shares reserved for additional grants of Company Options and RSU Awards pursuant to the Company Stock Plans and (C) 529,666.0071 Shares reserved for issuance pursuant to the Company Stock Purchase Plan.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on the Specified Date, (x) with respect to each RSU Award, of (A) the name and holder of such RSU Award, as well as such holder’s jurisdiction, (B) the number of shares of Company Common Stock underlying such RSU Award (assuming, with respect to any RSU Award that is subject to vesting based on the achievement of performance goals, the achievement of target performance goals) and (C) the date on which such RSU Award was granted, and (y) with respect to each Company Option, of (A) the name and holder of such Company Option, as well as such holder’s jurisdiction, (B) the number of shares of Company Common Stock underlying such Company Option, (C) the type (incentive or nonqualified) and (D) the exercise price per share.

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(d) As of the date hereof, except with respect to the Company Options and RSU Awards referred to in Section 3.02(c) of the Company Disclosure Letter and the related award agreements, and purchase rights under the Company Stock Purchase Plan, there are no outstanding or existing (i) options, warrants, calls, derivative Contracts, forward sale Contracts, preemptive rights, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock, subscriptions, agreements, obligations or other rights, convertible or exchangeable securities, agreements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, deliver, transfer or sell, or cause to be issued or sold, any shares of capital stock or other equity interest in the Company or securities convertible into, exchangeable for or exercisable for such shares or equity interests relating to or based on, directly or indirectly, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company or any Company Subsidiary, (ii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any Company Subsidiary, or (iii) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting, registration or transfer of the Shares at a meeting of the Company’s shareholders or the capital stock or equity securities of any Company Subsidiary at a meeting (the items in clauses (i), (ii) and (iii) with respect to the Company, together with the shares of capital stock of the Company, being referred to collectively as “Company Securities,” and the items in clauses (i), (ii) and (iii) with respect to any Company Subsidiary, together with the shares of capital stock, voting securities or other ownership interests of any Company Subsidiary, being referred to collectively as “Subsidiary Securities”). Neither the Company nor any Company Subsidiary has any obligation to grant any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any security issued by the Company or any Company Subsidiary. Since the close of business on the Specified Date through the date hereof, the Company has not issued any shares of Company Common Stock or other class of equity security (other than shares in respect of Company Options or RSU Awards in accordance with the applicable award agreement and Company Stock Plan, or in respect of the Company Stock Purchase Plan).

(e) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company or any Company Subsidiary may vote.

(f) With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective or the date the option was granted by all necessary corporate action and (ii) each has an exercise price equal to no less than the fair market value of the underlying Shares on the applicable grant date as determined by the Company Board (or a committee thereof) in good faith. Each Company Option and RSU Award was granted in material compliance with all applicable Laws and pursuant to a Company Stock Plan.

Section 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Shareholder Approval and execution and filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. Assuming the accuracy of the representations and warranties contained in Section 4.10, other than the Company Shareholder Approval, no vote of the holders of any class or series of capital stock or other securities of the Company is necessary to adopt this Agreement or approve or consummate the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.10) this Agreement constitutes, and when executed and delivered, such other agreements and instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

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(b) The Company Board, at a meeting duly called and held, has (i) determined that this Agreement, including the Plan of Merger, and the Transactions are in the best interests of the Company and its shareholders, (ii) unanimously approved, adopted and declared advisable the execution, delivery and performance of this Agreement (including the Plan of Merger) by the Company and, subject to receiving the Company Shareholder Approval, the consummation by the Company of the Transactions, including the Merger, (iii) directed that the approval and adoption of this Agreement be submitted to a vote of the shareholders of the Company at a duly called and held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”) and (iv) resolved to recommend approval and adoption of this Agreement by the shareholders of the Company in accordance with the applicable provisions of the Laws of the State of Minnesota at the Company Shareholders Meeting on the terms set forth in this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.04, have not been subsequently rescinded, withdrawn or modified.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties contained in Section 4.10, none of the execution, delivery or performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not: (i) subject to obtaining the Company Shareholder Approval, contravene, conflict with or violate any provision of (A) the Company Charter or Company Bylaws or (B) any of the organizational documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties, rights or assets of the Company or any Company Subsidiary pursuant to any Company Material Contract, Real Property Lease or material Company Permit, except, with respect to clauses (i)(B), (ii) and (iii), as contemplated by Section 2.03 or for (A) any such consent, approvals and authorizations, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (B) any such contraventions, conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (ii) the filing of a premerger notification and report form under the HSR Act and the submission of any other filings and notifications, and the receipt, termination or expiration, as applicable, of waivers, consents, clearances, approvals, authorizations, waiting periods or agreements, required under the HSR Act or any other applicable U.S. or foreign competition, antitrust or merger control Laws (together with the HSR Act, “Antitrust Laws”) or any applicable foreign investment Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of Nasdaq, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Permits; Compliance with Laws.

(a) (i) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), (ii) all such Company Permits are in full force and effect, (iii) the Company and the Company Subsidiaries are in compliance with the terms and requirements of such Company Permits, (iv) the Company and each Company Subsidiary is not in default under, and, to knowledge of the Company, no condition exists that, with or without notice, or lapse of time, or both, would constitute a default under, or would reasonably be expected to result in, any suspension, cancellation, modification, termination or revocation of, any such Company Permit, and (v) neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity threatening to revoke or suspend any such Company Permit, except, in each case of clauses (i) through (v), as has not had and, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Since January 1, 2018 the Company and each of the Company Subsidiaries has been, and each currently is, in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and properties or assets owned or used by them and with all Orders to which the Company or the Company Subsidiaries are subject, in each case, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No investigation, review or audit by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, except for such investigations, reviews and audits the outcomes of which, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole.

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(c) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, the Company and each of the Company Subsidiaries has been, and each currently is, in compliance with all applicable Anti-Bribery Laws, Money Laundering Laws, Sanctions Laws and export and import control Laws administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or other Governmental Entity. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, no investigation or Proceeding is pending or, to the knowledge of the Company, threatened which (i) involves the Company, any Company Subsidiary or any director, officer, employee, consultant or agent of the Company or any Company Subsidiary and (ii) relates to any Anti-Bribery Law, Money Laundering Law or Sanction. The Company and the Company Subsidiaries have (A) maintained reasonably accurate books and records and have established sufficient internal controls and procedures reasonably designed to ensure compliance with all applicable Anti-Bribery Laws and Money Laundering Laws and (B) instituted and maintained commercially reasonable policies and procedures reasonably designed to promote and ensure compliance with all Sanctions. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees, consultants or agents, (1) violated any Anti-Bribery Law, Money Laundering Law or Sanction, (2) if a natural person, is a government official, political party official or candidate for political office or has a familial relationship with any such person, or (3) is, or is owned or controlled by one or more persons that are, (x) the subject of any Sanctions or (y) located, organized or resident in a country or region that is the subject of any Sanctions.

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Section 3.06 Company SEC Documents; Financial Statements. Since September 29, 2018, the Company has timely filed with or otherwise furnished to (as applicable) the SEC, and made available to Parent, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, certifications and documents and related exhibits and all other information incorporated therein required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates and, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of Nasdaq, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC or under any applicable foreign securities Law or to any foreign securities exchange or quotation service. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act. Since January 1, 2018, the Company has complied in all material respects with the applicable provisions of the SEC rules and regulations and with the Sarbanes-Oxley Act and the applicable listing and corporate governance rules, regulations and requirements of Nasdaq. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, for normal year-end adjustments and the absence of notes that will not be material in amount or effect as permitted by SEC rules and regulations and (ii) present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect) and (iii) have been prepared from and are in accordance with the books, records and accounts of the Company and the Company Subsidiaries. There are no unconsolidated Subsidiaries of the Company. Neither the Company nor any Company Subsidiary is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.07 Information Supplied. The Proxy Statement, including any information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries for inclusion or incorporation by reference therein, will not, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first published, mailed or given to the Company’s shareholders or at the time of the Company Shareholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to such portions thereof provided by Parent and Sub and to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

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Section 3.08 Internal Controls and Disclosure Controls. The Company has designed, established and maintains, and has at all times since November 26, 2018 maintained, a system of disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of each of Rule 13a-15 and Rule 15(d)-15 under the Exchange Act), as applicable. Such disclosure controls and procedures are designed to provide reasonable assurance (a) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (b) that receipts and expenditures of the Company are made only in accordance with the authorizations of management and the directors of the Company and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the financial statements of the Company, as required by Rule 13a-15 and Rule 15(d)-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that, and to the knowledge of the Company are effective in ensuring that, (x) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (y) all such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.09 Absence of Certain Changes. Since the Balance Sheet Date, (a) the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business, (b) neither the Company nor any Company Subsidiary has undertaken any action that if taken after the date hereof would require Parent’s consent pursuant to, or otherwise would not be in compliance with, clauses (a), (c) through (i), (k) through (o), (q) and, with respect to such covered clauses, (r) of Section 5.01 and (c) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether known, unknown, matured, unmatured, accrued, absolute, contingent, determined, determinable or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed and reserved against or provided for in the consolidated balance sheet of the Company and the Company Subsidiaries as of October 3, 2020 (the “Balance Sheet Date”) and the notes thereto, (b) that would not reasonably be expected to have a Company Material Adverse Effect, or (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions.

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Section 3.11 Litigation. There is no suit, claim, action, proceeding, litigation, mediation or arbitration (collectively, “Proceeding”), investigation, audit, inquiry, subpoena or civil investigative demand to which the Company or any Company Subsidiary is a party or that otherwise involves their respective properties, assets or businesses, either pending or, to the knowledge of the Company, threatened in writing, in each case that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, nor any of their respective assets or properties, is subject to any outstanding Order unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions that would reasonably be expected to prevent or materially delay the Closing.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, employment, consulting, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, retention, pension, retirement, equity or equity-based compensation, stock option, stock purchase, health, welfare, medical, dental, disability, life insurance and any other similar plan, policy, program or arrangement, in each case, maintained by, contributed to, or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any of the Company Subsidiaries has any material obligation or liability (whether actual or contingent) (each, a “Company Benefit Plan”); provided, however, that Section 3.12(a) of the Company Disclosure Letter need not list (i) any plan, policy, program or arrangement which is required to be maintained by applicable Law, (ii) any employment agreement or consulting agreement which provides for a base salary or base fees less than or equal to $250,000 per calendar year, or (iii) any employment offer letter for an employee in the United States that does not provide for severance rights or transaction or change in control payments, or (iv) any employment offer letter for an employee outside the United States that does not provide for transaction or change in control payments or severance rights that are materially in excess of severance rights that are required by applicable law. Each Company Benefit Plan that is maintained, contributed to, or sponsored by the Company or any Company Subsidiary primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Benefit Plan”) and is disclosed on Section 3.12(a) of the Company Disclosure Letter has been separately identified. With respect to each Company Benefit Plan which is required to be disclosed on Section 3.12(a) (other than a Non-U.S. Benefit Plan) the Company has made available to Parent a true and correct copy, if applicable: (i) each such Company Benefit Plan that has been reduced to writing and all material amendments thereto; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”); (iv) the most recent determination, advisory or opinion letter issued by the IRS; and (v) the most recently-prepared actuarial report or financial statement.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened in writing with respect to any Company Benefit Plan and (iii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or is a prototype or volume submitter plan that is the subject of an opinion or advisory letter and, to the knowledge of the Company, no event has occurred since the date of such determination, opinion or advisory letter that would reasonably be expected to cause the loss of qualification of any such Company Benefit Plan.

(c) Section 3.12(c) of the Company Disclosure Letter lists as of the date hereof any obligation of the Company or the Company Subsidiaries (whether under a Company Benefit Plan or otherwise) to provide health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees of the Company or any of the Company Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) after retirement or other termination of employment or service, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the current or former employee, director, consultant or retiree (or any beneficiary of the current or former employee, director, consultant or retiree), (iii) coverage or benefits provided through the end of the month in which the retirement or other termination of employment or service occurs or (iv) benefits provided in connection with severance benefits.

(d) At no time during the six (6) year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, any “multiple employer plan” within the meaning of Section 413(c) of the Code. Neither the Company nor any Company Subsidiary has any obligation or liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in either case, that is subject to ERISA.

(e) Neither the execution of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event (regardless of whether that other event has or will occur) (i) entitle any current or former employee, consultant, director or other service provider of the Company or any of the Company Subsidiaries to any compensatory payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. Neither the execution of this Agreement or the consummations of the Transactions would not reasonably be expected to result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1).

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries.

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(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan. There is no agreement, plan or other arrangement to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is otherwise bound to pay a Tax gross-up or reimbursement payment to any person for Taxes under Section 409A of the Code or Section 4999 of the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan have been timely paid or made in full, or, to the extent not yet due, properly accrued on the Balance Sheet Date in accordance with the terms of the Company Benefit Plans and all applicable Laws.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Non-U.S. Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

Section 3.13 Labor.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union, works council, or other labor organization. To the knowledge of the Company, as of the date hereof, there are no union organizing activities pending or threatened with respect to any employees of the Company or any Company Subsidiary, and no union, works council, or other labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification or filed any petition or commenced a representation Proceeding before the National Labor Relations Board or any other labor relations tribunal.

(b) As of the date hereof, there are currently no, and since January 1, 2018 there has not been any, labor, strike, organized work slowdown, or lockout, and, to the knowledge of the Company, there is no threat thereof, against the Company or any Company Subsidiary. As of the date hereof, there are no unfair labor practice charges, suits, claims, investigations, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or service provider or group of employees or service providers of the Company or any Company Subsidiary against the Company or any Company Subsidiary before a Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is in compliance with all Laws relating to the employment of labor and employment, including Laws relating to wages and hours (including overtime), labor relations, fair employment practices (including discrimination, harassment, and retaliation), immigration, collective bargaining, plant closing and mass layoffs, safety and health, workers’ compensation and worker classification.

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(d) There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or applicable state Laws) with respect to the Company or any of the Company Subsidiaries since January 1, 2018.

Section 3.14 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate, and has timely paid all Taxes required to be paid by any of them that are or were due and payable or otherwise subject to collection action by a Governmental Entity, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no written claim has ever been made by any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file a Tax Return or pay Tax that the Company is subject to taxation or required to file any Tax Return in that jurisdiction other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There is no audit, investigation, Proceeding, examination or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No deficiency with respect to Taxes has been assessed or asserted in writing against the Company or any Company Subsidiary which (i) individually or in the aggregate, would constitute a Company Material Adverse Effect if required to be paid by the Company or any Company Subsidiary and (ii) has not been fully paid or adequately reserved in accordance with GAAP in the Company Financial Statements. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Company Subsidiary may be subject other than in connection with customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(c) Neither the Company nor any Company Subsidiary (i) has been included in any “consolidated,” “unitary”, “affiliated” or “combined” Tax Return within the meaning of Section 1504 of the Code (or any similar provision of state, local, or foreign Law) other than any such group of which the Company is the common parent; or (ii) has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or otherwise by operation of Law or under any Contract, including Tax sharing or allocation agreements (but excluding any Contracts entered into in the ordinary course of business and that are not primarily related to Taxes), in each case, which liability would, individually or in the aggregate, constitute a Company Material Adverse Effect.

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(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in accounting method made prior to Closing, (ii) an installment sale or open transaction disposition made prior to the Closing, (iii) the use of an improper method of accounting for any taxable period (or portion thereof) ending on prior to the Closing Date, (iv) any advanced or prepaid amount received, or deferred revenue accrued, prior to the Closing, (v) a “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other state, local or foreign law) or (vi) an intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Law).

(e) Neither the Company nor any Company Subsidiary or any predecessors by merger or consolidation has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the two-year period ending as of the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) Neither the Company nor any Company Subsidiary has any unpaid tax liability as a result of Section 965 of the Code, including by reason of an election pursuant to Section 965(h) of the Code.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.15 Properties.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement of the street address of each real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”).

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement of the street address of each real property leased by the Company or any Company Subsidiary providing for annual monetary charges in excess of $1,000,000 (collectively, the “Leased Real Property” and each lease for Leased Real Property a “Real Property Lease”).

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(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has (i) good and marketable fee simple title to all Owned Real Property and (ii) good and valid leasehold, subleasehold, or license interests in or right to use all Leased Real Property, in each case free and clear of all Liens except for Permitted Liens. As of the date hereof, neither the Company nor any Company Subsidiary has received any written communication from, or given any written communication to, any other party to a Real Property Lease or any lender, alleging that (A) the Company or any Company Subsidiary or such other party, as the case may be, is in default under such lease or (B) an event has occurred that, with notice or lapse of time, or both, would constitute a default by the Company or a Company Subsidiary or any other party thereto, or permit any party (other than the Company or a Company Subsidiary) to terminate, modify terms or accelerate rent, under such lease.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to the knowledge of the Company, is any such proceeding, action or agreement pending or threatened in writing) with respect to the Owned Real Property, Leased Real Property, or in either case, any portion thereof.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the occupancies and uses of the Owned Real Property and Leased Real Property, as well as the maintenance and operation of the Owned Real Property and Leased Real Property, comply with all applicable Laws.

Section 3.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the businesses of the Company and the Company Subsidiaries, taken as a whole:

(a) the Company and each Company Subsidiary is, and since January 1, 2018 has been, in compliance with all Environmental Laws applicable to their respective operations (including possessing and complying with all required Environmental Permits);

(b) there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and since January 1, 2018, none of the Company or any Company Subsidiary has received any written notice, demand, letter, or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or is liable under, any Environmental Law or Environmental Permit;

(c) since January 1, 2018, there has been no Release of any Hazardous Substances at, on or under any of the real property owned or leased by the Company or any Company Subsidiary that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary; and

(d) neither the Company nor any Company Subsidiary is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, remediation, removal or cleanup of Hazardous Substances.

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Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete list of all registrations and pending applications for (i) copyrights, (ii) patents, (iii) trademarks, (iv) domain names and (v) social media handles, in each case owned by the Company or a Company Subsidiary.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries exclusively own or have the right to use all Intellectual Property and Intellectual Property Rights that are used in the Company Business (the “Company Intellectual Property”) and (ii) none of the Company Intellectual Property are subject to any (A) Liens, except for Permitted Liens, or (B) Order adversely affecting the use thereof or rights thereto.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the conduct of the Company Business does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, neither the Company nor any of the Company Subsidiaries is the subject of any pending or threatened claim alleging the conduct of the Company Business infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, no other person has asserted in writing any objection or claim with respect to the ownership, validity or enforceability of any Company Intellectual Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, no other person has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by or exclusively licensed to the Company or any of the Company Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, all IT Systems are: (i) sufficient for the operation of the Company Business, (ii) properly operate, (iii) are free from harmful code, viruses, worms, time bombs, key locks, malware and other corruptants. The Company and Company Subsidiaries have taken commercially reasonable actions to protect the security, integrity, confidentiality and continuous operation of the IT Systems used in the Company Business, including implementing, maintaining, and periodically testing appropriate backup and disaster recovery arrangements. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2018, there has been no denial-of-service or other cyberattack in respect of the Company’s website or systems.

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(h) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries have not incorporated any open source software in, or used any open source software in connection with, any proprietary software owned by any of the Company or Company Subsidiaries in a manner that requires (i) disclosure or distribution of the source code of such software; or (ii) licensing of the software program for the purpose of making derivative works; or (iii) redistribution of the software program for a nominal fee or at no charge.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries are in compliance with all applicable Laws governing the Processing of Personal Information and with the applicable Privacy Policies of the Company and Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, since January 1, 2018, there has been no unauthorized access or acquisition by any third party of Personal Information stored by or on behalf of the Company or Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, no Proceedings are pending or, to the knowledge of the Company, threatened against the Company or Company Subsidiaries or the business relating to the Processing of Personal Information.

Section 3.18 Company Material Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies, of each Contract, including amendments thereto, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject, as of the date of this Agreement, that:

(i) is material to the Company and the Company Subsidiaries, taken as a whole, and provides for a partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing, joint research and development or similar arrangement, or provides for or governs the formation, creation, operation, management or control of such arrangement;

(ii) provides for the creation, incurrence, assumption or guarantee of or otherwise relates to Indebtedness of the Company or any Company Subsidiary (other than Indebtedness of the Company to any wholly-owned Company Subsidiary, Indebtedness of any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary fo the Company) in an amount in excess of $5,000,000;

(iii) grants any rights of first refusal, rights of first negotiation or other similar rights or options to any person with respect to the sale of any of the material properties or assets (including material Intellectual Property Rights) of the Company or any Company Subsidiary;

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(iv) provides for the acquisition or disposition (whether by merger, sale of stock, sale of assets, or otherwise) of any interest in any person or any business or division thereof, or a material portion of the assets of any person, other than this Agreement, (A) entered into since September 28, 2019 and which involves an asset value in excess of $10,000,000 or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding;

(v) provides for the settlement of any litigation and materially affects the conduct of the Company’s or any Company Subsidiaries’ businesses;

(vi) is material to the Company and the Company Subsidiaries, taken as a whole, and contains any provision or covenant (A) limiting in any material respect the ability of the Company or any Company Subsidiary (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (x) sell any products or services of or to any other person or in any geographic region (or subject the Company or any Company Subsidiary to exclusivity obligations), (y) engage in any line of business, or (z) compete with or to obtain products or services from any person, or limiting the ability of any person to provide products or services to the Company or any Company Subsidiary (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) or (B) that has any “most favored nations” or similar terms and conditions (including with respect to pricing) granted by the Company or any Company Subsidiary;

(vii) is a collective bargaining Contract or Contract with any labor organization, union or association to which the Company or any Company Subsidiary is a party (each, a “CBA”);

(viii) pursuant to which the Company or any Company Subsidiary provides services to a customer and the Company or any Company Subsidiary has received, or reasonably expects to receive for existing contracted engagements based on the Company’s backlog reports as of October 3, 2020, in excess of $10,000,000 in fees during the period beginning on October 4, 2020 and ending on October 2, 2021;

(ix) is a vendor Contract pursuant to which the Company or any Company Subsidiary paid in excess of $10,000,000 for goods or services during the period beginning on September 29, 2019 and ended on October 3, 2020 or the Company or any Company Subsidiary reasonably expects to pay in excess of $10,000,000 for goods and services during the period beginning on October 4, 2020 and ending on October 2, 2021, in either case excluding pass-through payments to be forwarded by the vendors to unrelated third parties and payments to vendors to the extent relating to the Company’s discontinued operations;

(x) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, other than any Company Benefit Plans and any Contracts described in any of the foregoing clauses of this Section 3.18(a);

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(xi) is a license or other Contract that is material to the Company and the Company Subsidiaries, taken as a whole, relating to any Intellectual Property Rights granted by any other person to the Company or any of the Company Subsidiaries, including any trademark co-existence agreements, covenants not to sue, or Contracts whereby any other person is developing or has developed any Intellectual Property for the Company or the Company Subsidiaries, but excluding licenses granted by third parties in the ordinary course of business and “click-wrap,” “shrink-wrap,” or other generally available commercial licenses; or

(xii) is a license or other Contract that is material to the Company and the Company Subsidiaries, taken as a whole, relating to any Intellectual Property Rights granted by the Company or any of the Company Subsidiaries to any other person, including any Contracts whereby the Company or a Company Subsidiary is developing any Intellectual Property for any other person, but excluding licenses granted to third parties in the ordinary course of business, agreements with distributors entered into in the ordinary course of business, and “click-wrap,” “shrink-wrap,” or other generally available commercial licenses offered by Company or a Company Subsidiary to third parties.

(b) Each Contract required to be listed in Section 3.18(a) of the Disclosure Letter, whether or not set forth in such section of the Disclosure Letter, is referred to in this Agreement as a “Company Material Contract” (with each such Contract listed under the corresponding clause of Section 3.18(a) of the Disclosure Letter to which such Contract is relevant). Neither the Company nor any Company Subsidiary is, with or without notice, or lapse of time, or both, in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that, with or without notice, or lapse of time or both, would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, neither has the Company nor any Company Subsidiary received any notice of such an event. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. Each Company Material Contract is a valid and binding obligation of, and is in full force and effect with respect to, the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.19 Affiliated Transactions. No current director, officer or affiliate of the Company or any Company Subsidiary (a) has outstanding any Indebtedness to the Company or any Company Subsidiary, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any Company Subsidiary (other than a Company Benefit Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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Section 3.20 Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, during the past six (6) years with respect to Government Contracts, (a) all representations and certifications applicable to any Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (b) invoices submitted by the Company or any Company Subsidiary were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the Company or relevant Company Subsidiary; (c) neither the Company nor any Company Subsidiary has claimed nor been awarded a Government Contract because of “small business” status or other preferred bidder status; (d) neither the Company nor any Company Subsidiary nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; and (e) neither the Company nor any Company Subsidiary has received or been provided written (nor to the knowledge of the Company, any oral) termination notice, cure notice, show cause notice, notice of investigation or audit by a Governmental Entity.

Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies held or maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with or without notice, or the lapse of time, or both, would constitute such a breach or default or permit termination modification of any of the Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, the Company has not received any written notice of termination, premium increase, cancellation or denial of coverage with respect to any of the Insurance Policies held or maintained by the Company and the Company Subsidiaries.

Section 3.22 Opinions of Financial Advisors. On or prior to the date of this Agreement, the Company Board has received the opinions of J.P. Morgan Securities LLC and Evercore Group L.L.C. (the “Company Financial Advisors”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and other factors set forth therein, the Merger Consideration to be received by holders of Company Common Stock in the proposed Transactions, is fair, from a financial point of view, to such holders. The Company shall deliver a correct and complete copy of each such written opinion of the Company Financial Advisors to Parent solely for informational purposes promptly after receipt thereof by the Company.

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Section 3.23 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.10, as a result of the unanimous approval, at a meeting duly called and held, by the Company Board or a committee of disinterested directors thereof, as required by the MBCA, of the Merger, the Plan of Merger, this Agreement and the Transactions, (a) the Company Board has taken all necessary action such that the restrictions imposed on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto, as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the Transactions, do not apply and (b) no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) is applicable to this Agreement or the Transactions.

Section 3.24 Vote Required. Assuming the accuracy of the representations and warranties contained in Section 4.10, the only vote of the holders of Shares required to adopt this Agreement or approve the Transactions is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”).

Section 3.25 Brokers. No broker, finder or investment banker other than the Company Financial Advisors is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company, any of the Company Subsidiaries or any of their respective affiliates.

Section 3.26 Acknowledgement of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in ARTICLE IV, none of Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent or Sub or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent and warrant to the Company:

Section 4.01 Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.02 Authority.

(a) Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement (including the Plan of Merger) and to consummate the Transactions. The execution, delivery and performance of this Agreement (including the Plan of Merger) by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub will be, duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b) The board of directors of Parent has (i) adopted and declared advisable this Agreement and the Merger and the consummation by Parent of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by Parent of the Transactions, including the Merger and (iii) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent and its shareholders, in each case, by resolutions duly adopted, which resolutions have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company. The affirmative vote of the holders of the capital stock of Parent, or any of them, is not necessary to approve this Agreement or consummate any of the Transactions.

(c) The board of directors of Sub has (i) adopted and declared advisable this Agreement and the Merger and the consummation by Sub of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by Sub of the Transactions, including the Merger, (iii) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent and Sub and (iv) recommended that Parent adopt this Agreement, in each case, by resolutions duly adopted, which resolutions have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the articles of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any material Permit held by Parent or Sub, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

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(b) None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (ii) the filing of a premerger notification and report form under the HSR Act and the submission of any other filings and notifications, and the receipt, termination or expiration, as applicable, of waivers, consents, clearances, approvals, authorizations, waiting periods or agreements, required under any Antitrust Laws or any applicable foreign investment Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) any applicable international, federal or state securities or “blue sky” Laws, and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first published, mailed or given to the Company’s shareholders or at the time of the Company Shareholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate of the Transactions.

Section 4.06 Capitalization and Operations of Sub. As of the date of this Agreement, the authorized number of shares of common stock of Sub consists of 100 shares, par value $0.25 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of common stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any other business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement.

Section 4.07 Sufficient Funds(a). Parent has, as of the date hereof, and shall have at the Closing, sufficient funds on hand and access to sufficient funds under existing credit facilities to consummate the Transactions and to satisfy when due all of the obligations of Parent and Sub under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all costs and expenses of the Transactions (including any obligations of the Surviving Corporation and the Company Subsidiaries) which become due or payable by the Surviving Corporation or any Company Subsidiary in connection with the Transactions as contemplated by this Agreement.

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Section 4.08 Solvency. Assuming that (a) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived and (b) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby in accordance with GAAP, then at and immediately following the Effective Time and after giving effect to all of the Transactions, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation, will be Solvent. Parent and Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company, any Company Subsidiary or any affiliates thereof.

Section 4.09 Brokers. No broker, finder or investment banker other than Centerview Partners LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.10 Ownership of Company Common Stock. None of Parent, Sub or any of their “affiliates” or “associates” is, or at any time during the last four (4) years has been, an “interested shareholder” of the Company, in each case as defined in Section 302A.673 of the MBCA.

Section 4.11 Acknowledgement of No Other Representations or Warranties. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, Each of Parent and Sub ACKNOWLEDGES and agrees THAT NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES MADE AVAILABLE TO PARENT.

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ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, except (w) as set forth in Section 5.01 of the Company Disclosure Letter, (x) as expressly required or expressly provided for by this Agreement, (y) as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules and regulations of Nasdaq or pursuant to any COVID-19 Measures or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to conduct its business and operations in all material respects in the ordinary course of business, and the Company will use, and will cause each Company Subsidiary to use, commercially reasonable efforts to (1) preserve intact in all material respects its and their business organization, and (2) preserve in all material respects the present relationships with those persons having significant business relationships with the Company and the Company Subsidiaries. Without limiting the foregoing, subject to the exceptions described in clauses (w) through (z) of the foregoing sentence, the Company shall not, and shall not permit any Company Subsidiary to:

(a) amend the Company Charter, Company Bylaws or certificate of incorporation or bylaws (or other similar governing documents) of any Company Subsidiary;

(b) issue, sell, grant options, restricted stock units or rights to purchase, pledge, or authorize or propose the issuance of, sale of, or grant of options, restricted stock units or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than (i) the issuance of Shares upon the exercise of Company Options or the vesting and settlement of RSU Awards, in each case outstanding as of the date hereof in accordance with their terms, or the issuance of Shares pursuant to the terms of the Company Stock Purchase Plan and (ii) the issuance of securities by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(c) other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license, sublicense, abandon, allow to lapse, assign or encumber any material property or material assets of the Company or any Company Subsidiary, except (i) pursuant to the undertakings of the Company set forth in Section 5.01(c)(i) of the Company Disclosure Letter, (ii) pursuant to Company Material Contracts existing as of, and true, correct and complete copies of which have been made available to Parent prior to, the date of this Agreement and set forth in Section 5.01(c)(ii) of the Company Disclosure Letter, (iii) pursuant to Incidental Contracts, (iv) for de minimis dispositions or abandonments of immaterial tangible assets not currently used in the Company Business, in the ordinary course of business and consistent with past practice or (v) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(h) or otherwise constituting Permitted Liens;

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(d) declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock or other equity interests of the Company or any Company Subsidiary, whether payable in cash, stock, property or a combination thereof, other than a dividend or other distribution by a wholly owned Company Subsidiary to another wholly owned Company Subsidiary or the Company;

(e) other than (i) in connection with the exercise of any outstanding Company Options or offers of purchase rights under the Company Stock Purchase Plan permitted by the terms of such Company Options or the Company Stock Purchase Plan, as applicable, or the payment of related withholding Taxes, by net exercise or by tendering of shares or (ii) Tax withholdings on the vesting or payment of RSU Awards, adjust, recapitalize, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any equity securities of the Company or any Company Subsidiary, or any options, warrants or other rights exercisable for or convertible into any such equity securities of the Company or any Company Subsidiary;

(f) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than the merger of one or more wholly owned Company Subsidiaries with or into one or more other wholly owned Company Subsidiaries or the Company;

(g) make or offer to make any acquisition of a business or material portion thereof (including by acquisition of assets, merger, consolidation or acquisition of ownership interests or assets), other than any acquisitions of a business or assets not to exceed $5,000,000 individually or $10,000,000 in the aggregate;

(h) incur, assume or otherwise become liable or responsible for any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except for (i) borrowings in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate, (ii) Indebtedness under the Credit Facility and any credit facility of the Company hereafter created with the term or revolving indebtedness on terms substantially the same as those governing the Credit Facility as it may have been amended consistent with this Section 5.01(h), (iii) letters of credit and capitalized leases in the ordinary course of business consistent with past practice with the aggregate amount of letters of credit and capitalized leases outstanding at any time not to exceed $35,000,000 and (iv) borrowings not in accordance with clauses (i), (ii) or (iii) in an amount not to exceed $5,000,000 in the aggregate;

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(i) make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (ii) as required pursuant to the terms of any existing Company Material Contract in effect as of the date of this Agreement and which loan, advance or capital contribution is individually not in excess of $5,000,000, or in the aggregate in excess of $10,000,000 (iii) extended payment terms granted to customers or clients in the ordinary course of business consistent with past practice or (iv) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any Company Subsidiary made in the ordinary course consistent with past practice;

(j) except to the extent required by applicable Law or the terms of any Company Benefit Plan or other employee benefit plan or arrangement or CBA, in each case, as in effect as of the date hereof or as specifically contemplated by Section 2.03 or Section 5.12(d): (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (other than (A) increases in cash compensation opportunities for employees who are not the Chief Executive Officer or a direct report thereof (“Non-Executive Employees”), not to exceed 3% in the aggregate of such employees’ cash compensation opportunities on the date hereof and provided that such increases may only be applied to 2% of the Non-Executive Employees employed as of the date hereof, (B) compensation or benefits increases for Non-Executive Employees in connection with promotions in the ordinary course of business, and provided that, with respect to any promotion of a Non-Executive Employee, the pay grade/band range applicable to such Non-Executive Employee following such promotion to a new position that is not greater than the pay grade/band range applicable to such position as of the date hereof, (C) changes to benefits made in connection with annual enrollment and benefit plan renewals in the ordinary course of business), or (D) severance benefits to a Non-Executive Employee in exchange for a release of claims in the ordinary course of business consistent with past practice, provided that such severance benefits do not exceed the maximum amount available for the applicable employee’s pay grade level under the applicable severance benefit schedule (assuming the maximum years of service taken into account in such schedule); (ii) grant any rights to severance or termination pay or other termination benefit to any employees (other than severance benefits to Non-Executive Employees in exchange for a release of claims in the ordinary course of business consistent with past practice, provided that such severance benefits do not exceed the maximum amount available for the applicable employee’s pay grade level under the applicable severance benefit schedule (assuming the maximum years of service taken into account in such schedule)), enter into any severance or separation agreement (other than any severance or separation agreement entered into with a Non-Executive Employees to evidence severance benefits, in exchange for a release of claims in the ordinary course of business consistent with past practice that do not exceed the maximum amount available for the applicable employee’s pay grade level under the applicable severance benefit schedule (assuming the maximum years of service taken into account in such schedule)), or enter into any employment agreement with any employees whose annual compensation is in excess of $200,000 (other than in connection with hiring any Non-Executive Employee to fill a vacancy to the extent compensation is offered that is comparable to the compensation received by the employee who most recently filled the applicable position); (iii) except as otherwise permitted under this Section 5.01(j), establish, terminate, adopt, enter into or materially amend any CBA or Company Benefit Plans (or any collective bargaining or similar labor agreement, or employee benefit plan or arrangement, that would be a CBA or a Company Benefit Plan (as applicable) if in effect on the date hereof); (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or (v) take any action (or omit to take any action) that would cause a Company Benefit Plan that is a defined benefit plan to be funded at a level, on a percentage basis, that is materially less than the funded level of such plan as of October 3, 2020;

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(k) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(l) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act;

(m) (i) prepare or file any material Tax Return inconsistent with past practice, (ii) make, change or revoke any material Tax election, (iii) enter into any material Tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or any agreement solely among any of the Company or the Company Subsidiaries), (iv) change any annual Tax accounting period relating to material Taxes, (v) file any amended material Tax Return, (vi) enter into any “closing agreement” with any taxing authority regarding a material amount of Tax, or (vii) consent to any material Tax claim or assessment or surrender a right to a material refund of Taxes;

(n) make or authorize any capital expenditure, or incur any obligations, liabilities or indebtedness in respect thereof, except for capital expenditures (i) for fiscal year 2021, up to the aggregate amount contemplated by the capital expenditure budget for such fiscal year and which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (ii) for each month in fiscal year 2022, in an aggregate amount representing an amount equal to the 2021 Capital Expenditure Percentage multiplied by the consolidated revenue for the Company in the immediately preceding month; for purposes of this Agreement, “Capital Expenditure Percentage” means the percentage set forth on Section 5.01(n) of the Company Disclosure Letter;

(o) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(p) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.01, (i) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract other than a Contract that would be considered a Company Material Contract under clause (viii) or clause (ix) of Section 3.18(a), (ii) materially modify, materially amend or terminate (other than expirations in accordance with its terms or terminations in connection with the enforcement of rights as a result of breach of such Contract by the counterparty) any Company Material Contract or Real Property Lease or waive, release or assign any material rights or material claims thereunder or (iii) sublease or license any portion of the real property leased under any Real Property Lease;

(q) other than in the ordinary course of business or pursuant to a Contract in effect as of the date hereof, enter into any license, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to renew, maintain, diligently pursue applications for or defend any Intellectual Property Rights of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole; or

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(r) authorize, resolve or agree or commit, in writing or otherwise, to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 5.02 Agreements Concerning Parent and Sub

(a) During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement, and, subject to the foregoing, neither Parent nor Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole shareholder of Sub in accordance with applicable Law and the articles of incorporation and bylaws of Sub.

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Section 5.03 No Solicitation.

(a) Prohibited Activities. Except as permitted by this Section 5.03 or Section 5.04, from and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, (i) the Company shall, and shall cause the Company Subsidiaries and direct the Company Representatives to, immediately cease all existing discussions or negotiations with any person (other than Parent, Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Competing Proposal and (ii) the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives not to, directly or indirectly, (A) initiate, solicit, knowingly encourage (including by way of furnishing non-public information relating to the Company or any Company Subsidiary), or knowingly take any action designed to facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to a Competing Proposal (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether such inquiry, offer or proposal constitutes or would reasonably be expected to result in a Competing Proposal), (B) furnish to any person (other than Parent, Sub or any designees or Representatives of Parent or Sub) any non-public information regarding the Company or any of the Company Subsidiaries or afford to any person (other than Parent, Sub or any designees or Representatives of Parent or Sub) access to the non-public information relating to the business, properties, assets, books, records or other non-public information of the Company or any Company Subsidiary, in any such case with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal by such person, (C) participate, continue or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal by such person (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether such inquiry, offer or proposal constitutes or would reasonably be expected to result in a Competing Proposal), (D) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary; provided, however, that if, and only if, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company may then amend or grant a waiver or release under such standstill or similar agreement, solely to the extent necessary to permit the confidential submission of a Competing Proposal not resulting from a breach of this Section 5.03(a) and disclosed to Parent pursuant to Section 5.03(b) or (E) authorize, or direct any of their Representatives to, resolve or agree to do any of the foregoing. Promptly (and, in any event, within two (2) days after the date of this Agreement), the Company will terminate access by any person (other than the Company, Parent, Sub and their respective Representatives) to any physical or electronic dataroom relating to a potential Competing Proposal (or prior discussions in respect of a potential Competing Proposal) and request that each person (other than the Company, Parent, Sub and their respective Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Competing Proposal (or prior discussions in respect of a potential Competing Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may inform a person that has made or is considering making a Competing Proposal of the provisions of this Section 5.03.

(b) Notice of Competing Proposal. From and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, as promptly as practicable (and in any event within two (2) days), the Company shall give written notice to Parent of any Competing Proposal or any bona fide inquiry, proposal or offer that would reasonably be expected to lead to any Competing Proposal received by the Company setting forth in such notice the identity of such person and complete copies of any material written terms and conditions, including proposed agreements (or, if oral, a summary of the material terms and conditions of such Competing Proposal); provided, that the Company may redact the identity, identifying information or other information that the Company is specifically prohibited from disclosing pursuant to a confidentiality agreement between the Company and a third party in effect on the date hereof. The Company thereafter shall keep Parent informed, on a reasonably current basis (and, in any event, within two (2) days), of any updates or changes to the material terms of any such proposals or offers (including any material amendments thereto) or any other material developments in connection with such Competing Proposal.

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(c) Response to Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the execution and delivery of this Agreement and prior to the earlier of the Company obtaining the Company Shareholder Approval or the valid termination of this Agreement in accordance with ARTICLE VII, (i) the Company, any of the Company Subsidiaries or any of its or their Representatives has received a bona fide, written Competing Proposal from a third party after the execution and delivery of this Agreement that did not result from a breach of Section 5.03(a) and (ii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take the action described in clauses (A) and (B) below would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law, then the Company, the Company Subsidiaries and its and their Representatives may (A) furnish non-public information, including with respect to the Company and the Company Subsidiaries, to the person making such Competing Proposal and its Representatives, (B) participate or engage in any discussions or negotiations with the person making such Competing Proposal and its Representatives in connection with such person’s Competing Proposal and (C) otherwise take actions with respect to such Competing Proposal that would otherwise be prohibited by clauses (ii)(A), (B) and (C) of Section 5.03(a); provided, that, that the Company will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to, disclose any material non-public information regarding the Company to such person without the Company first entering into an Acceptable Confidentiality Agreement with such person if such person is not already party to a confidentiality agreement with the Company; provided, further, that, the Company shall promptly (and, in any event, within two (2) days) provide or make available to Parent any non-public information that is provided to such person and which was not previously provided to Parent.

Section 5.04 Company Recommendation.

(a) Company Recommendation; Change of Company Recommendation. Except as permitted by Section 5.04(b) or Section 5.04(c), from and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, neither the Company Board nor any committee thereof will (i) adopt, authorize, approve or recommend, or propose publicly to adopt, authorize, approve or recommend, any Competing Proposal, (ii) withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Parent or Sub, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement, (iii) fail to reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request of Parent following a Competing Proposal that has been publicly announced (and not publicly withdrawn) or, if earlier, prior to the Company Shareholders Meeting (provided that the Company Board shall not be required to make any reaffirmation more than one time with respect to any Competing Proposal unless there shall have been a publicly disclosed change to the terms and conditions of such Competing Proposal), (iv) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) by the earlier of (A) the end of the applicable period after delivery of the notice or notices required to be delivered by the Company to Parent under Section 5.04(b) or Section 5.04(c), as applicable, and (B) the end of the tenth (10th) Business Day after commencement of such tender or exchange offer, or (v) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.03(c) relating to a Competing Proposal, an “Alternative Acquisition Agreement”, and any of the actions set forth in clauses (i), through (v), a “Change of Company Recommendation”).

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(b) Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, the Company Board (or any duly authorized committee thereof) may, in response to the receipt of a bona fide, written Competing Proposal received after the date hereof that did not result from a breach of Section 5.03(a) and is not withdrawn, make a Change of Company Recommendation (and, if so desired by the Company Board (or any duly authorized committee thereof) terminate this Agreement in accordance with Section 7.01(d) in order to cause the Company to enter into a binding and definitive written Alternative Acquisition Agreement with respect to a Competing Proposal), only if:

(i) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) such Competing Proposal constitutes a Superior Proposal;

(ii) the Company provides Parent written notice at least four (4) Business Days prior to effecting a Change of Company Recommendation of the Company Board’s intention to take such action (a “Notice of Change of Recommendation”), which notice shall identify the person making such Competing Proposal and include a copy of all definitive agreements to effect such Superior Proposal to which the Company or any Company Subsidiary would be a party and any financing commitments to which the person making such Competing Proposal would be a party (subject to customary redactions to debt financing commitments) (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public disclosure thereof shall constitute a Change of Company Recommendation);

(iii) if requested by Parent, prior to effecting such Change of Company Recommendation, the Company shall, and shall direct its applicable Representatives to, negotiate with Parent in good faith during the four (4) Business Days commencing on the date of delivery of the Notice of Change of Recommendation regarding adjustments in the terms and conditions of this Agreement proposed by Parent in writing;

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(iv) no earlier than the end of the four (4) Business Day period beginning after the delivery of the Notice of Change of Recommendation, the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel and after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent in writing during such four (4) Business Day period, that (A) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) such Competing Proposal continues to constitute a Superior Proposal; provided, that any change to the financial terms (including any change to the amount or form of consideration payable) or other material amendment to the terms of such Competing Proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii)) shall require a new Notice of Change of Recommendation and an additional two (2) Business Day period from the date of such notice during which the terms of clause (i) through (iv) shall apply mutatis mutandis (other than the number of days).

(c) Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Competing Proposal (which shall be subject to Section 5.04(b) and shall not be subject to this Section 5.04(c)) and prior to the time the Company Shareholder Approval is obtained, the Company Board (or any duly authorized committee thereof) may effect a Change of Company Recommendation in response to the occurrence of an Intervening Event if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, provided, that, in each case only if:

(i) the Company has first given Parent advance written notice at least four (4) Business Days prior to taking such action of its intention to take such action, including a reasonably detailed description of such Intervening Event (it being agreed that the delivery of such notice and the public announcement of such delivery shall not constitute a Change of Company Recommendation);

(ii) if requested by Parent, prior to effecting such Change of Company Recommendation, the Company shall, and shall direct its applicable Representatives to, negotiate with Parent in good faith during the four (4) Business Days commencing on the date of delivery of such notice regarding any adjustments to the terms and conditions of this Agreement proposed by Parent in writing;

(iii) following the end of such four (4) Business Day period, the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent in writing during such four (4) Business Day period, the failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(d) Permitted Disclosure. Nothing contained in this Section 5.04 shall prohibit the Company from (i) complying with its disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Competing Proposal or (ii) issuing “stop, look and listen” communications or similar communications of the type contemplated by Section 14d-9(f) under the Exchange Act; provided that this Section 5.04(d) shall not be deemed to permit the Company Board to make a Change of Company Recommendation except, in each case, to the extent permitted by Section 5.04(c).

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Section 5.05 Preparation of the Proxy Statement; Company Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.04, the Proxy Statement shall include the Company Recommendation (and the Company shall use reasonable best efforts to cause such filing to be made within twenty (20) Business Days of the date hereof). Parent shall cooperate with the Company in the preparation of the Proxy Statement, and each of Parent and the Company shall furnish all information concerning it and its affiliates (including, in the case of Parent, Sub) and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement (including any preliminary Proxy Statement and any amendment or supplement thereto) or any other documents related to the Company Shareholders Meeting, or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (and any amendment or supplement thereto), any other documents related to the Company Shareholders Meeting or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or for additional information and will provide Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or its staff, on the other hand, related to the Proxy Statement or the Transactions.

(b) If, at any time prior to the Company Shareholders Meeting, any information relating to the Company or Parent, Sub, any of their affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall as promptly as practicable notify the other party and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the shareholders of the Company.

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(c) Subject to Section 5.04, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and shall take, in accordance with applicable Law, the Company Charter and the Company Bylaws, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable after the SEC Clearance Date, for the purpose of seeking the Company Shareholder Approval. The Company shall consult with Parent regarding the date to be used as the record date and the timing of any “broker search” required under Rule 14a-13 of the Exchange Act. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Shareholder Approval shall be the only matter (other than procedure matters and executive compensation matters related to the Transactions) which the Company shall propose to be acted on by Company shareholders at the Company Shareholders Meeting. In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Company Shareholders Meeting as promptly as practicable (and shall use reasonable best efforts to do so within five (5) Business Days) after the date on which the Company is informed that the SEC has no further comments on the Proxy Statement (the “SEC Clearance Date”; provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date”); and (ii) unless the Company Board has made a Change of Company Recommendation in accordance with Section 5.04, use reasonable best efforts to solicit the Company Shareholder Approval. The Company shall, through the Company Board, make and include the Company Recommendation in the Proxy Statement, subject to Section 5.04. Unless this Agreement is terminated in accordance with its terms, the Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one day prior to the Company Shareholders Meeting, and on the day of, but prior to the Company Shareholders Meeting, indicating whether as of such date sufficient proxies representing the Company Shareholder Approval has been obtained.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company may, postpone, adjourn or recess the Company Shareholders Meeting and may change the record date thereof with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) in the event of clause (iii): (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting or following an order or request from the SEC, (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval or (v) to the extent the Company is obligated to do so under applicable Law; provided, that, except as required by Law, the Company Shareholders Meeting shall not be recessed, adjourned or postponed in accordance with the foregoing on more than two (2) separate occasions and shall not be recessed, adjourned or postponed by more than ten (10) Business Days on any such occasion without the prior written consent of Parent; provided further that, except as required by Law, in no case shall the Company Shareholders Meeting be recessed, adjourned or postponed to a date on or after the fifth (5th) Business Day preceding the Outside Date. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with ARTICLE VII prior to the Company Shareholders Meeting, the Company shall submit this Agreement and the Merger to its shareholders at the Company Shareholders Meeting, even if the Company Board has effected a Change of Company Recommendation.

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Section 5.06 Access to Information. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with ARTICLE VII and the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, to the books and records (including Tax Returns and supporting documentation) of the Company and the Company Subsidiaries, and upon agreement of the Company (such agreement not to be unreasonably withheld) to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries, and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its Representatives may reasonably request, in each case to facilitate the consummation of the Transactions and the integration of the Company; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law); or (v) in the case of physical access to the properties and personnel by any person, jeopardize the health and safety of any employee of the Company or the Company Subsidiaries, in light of COVID-19 or any COVID-19 Measures (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety). Notwithstanding anything herein to the contrary, from the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with ARTICLE VII and the Effective Time, Parent and Sub shall not, and shall cause their respective Representatives acting on their behalf not to, contact any customer, partner, vendor, supplier or employee of the Company or any of the Company Subsidiaries, in each case outside of the ordinary course of business and in connection with the Transactions without the Company’s prior written consent. All requests for information made pursuant to this Section 5.06 shall be directed the person or persons designated by the Company. Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives to, hold all information provided or furnished pursuant to this Section 5.06 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.06, from the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with ARTICLE VII and the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

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Section 5.07 Appropriate Action; Consents; Filings.

(a) Parent shall (and shall cause each of its affiliates to) and, subject to Section 5.03, the Company shall (and shall cause each of its affiliates to), each use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in ARTICLE VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub, and each of its and their applicable affiliates to) and, subject to Section 5.03, the Company shall (and shall cause each of the Company Subsidiaries and the Company’s affiliates to), use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable, and with respect to the notification and report forms under the HSR Act within ten (10) Business Days, after the date of this Agreement, make all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law or foreign investment Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) contest and defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the earlier of (x) the issuance of a final, non-appealable Order with respect to each such Proceeding or (y) the Outside Date, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the earlier of (x) the issuance of a final, non-appealable Order with respect thereto or (y) the Outside Date, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions. Parent, the Company and their respective affiliates shall not be required to agree to any sales, licenses, dispositions, hold separates or other remedies or conditions under this Section 5.07 that are not conditioned upon the Closing.

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(b) In furtherance of the obligations set forth in Section 5.07(a) and notwithstanding any limitations therein or elsewhere in this Agreement, Parent shall, as promptly as possible, take (and shall cause each of its affiliates to take as promptly as possible) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions under any Antitrust Laws or foreign investment Laws and obtain all approvals and consents, including approvals and consents under any Antitrust Laws or foreign investment Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as possible, including operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required or advisable to obtain such approvals or consents of such Governmental Entities under any Antitrust Laws or foreign investment Laws or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Orders pursuant to any Antitrust Laws or foreign investment Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Parent and its affiliates shall not be required to (and the Company, the Company Subsidiaries and their affiliates (x) shall not, without Parent’s prior written consent and (y) shall, if Parent requests in writing) take any action or enter into any agreement described in this Section 5.07(b) if taking such action or entering into such agreement would reasonably be expected, individually or in the aggregate, to have a material and adverse impact on (A) the sensors business of the Company and the Company Subsidiaries, taken as a whole (the “Company Sensors Business”), (B) the sensors business of Parent and its affiliates, taken as a whole, but deemed for this purpose to be the same size as the Company Sensors Business or (C) the sensors businesses of Parent and its affiliates, the Company and the Company Subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company Sensors Business. Notwithstanding the foregoing, with respect to any Antitrust Laws, Parent and its affiliates shall only be required to take any actions or enter into any agreements described in this clause (b) if they relate to the Company, any Company Subsidiary or any Parent Competing Business. For purposes of this Agreement, “Parent Competing Business” means any business or operations of Parent or any affiliate of Parent that (i) compete with, or have the capability to compete with, the Company or (ii) designs, manufactures, distributes, sells, provides or has any product or service that competes with (or has the capability to compete with) or are substitutes for any product or service that the Company or any Company Subsidiary designs, manufactures, distributes, sells, provides or otherwise has.

(c) Neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates or otherwise, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, if such acquisition or investment would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in ARTICLE VI or the consummation of the Merger.

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(d) Without limiting the generality of anything contained in this Section 5.07, each party hereto shall: (i) give the other parties prompt notice of the making, commencement or receipt of any document or information request, inquiry, investigation, or Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties promptly informed as to the status of any such request, inquiry, investigation, or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions and (iv) provide the other parties with copies of all written communications to or from any Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and, prior to making or submitting any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or other written or oral submission or communication to any Governmental Entity in connection with the Transactions, give the other parties a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, such submission or communication; provided that, without limiting Parent’s obligations under this Section 5.07, Parent shall control the strategy and course of action, and make all final determinations, for obtaining all consents, approvals or waivers that may be sought from any Governmental Entity pursuant to this Section 5.07, including but not limited to the timing of filings and all actions and decisions regarding any Proceedings or other actions challenging the consummation of the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will give the other parties reasonable advance notice of any meeting or conference with any Governmental Entity with respect to the Transactions and permit the other parties to be present and participate at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding, it being understood that Parent shall lead and direct any such meeting or conference and shall have final decision making authority with respect to the strategy for and contents of such meeting or conference. Notwithstanding anything to the contrary in this Section 5.07, no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” basis to ensure compliance with applicable Law (including the HSR Act or any other Antitrust Law).

Section 5.08 Defense of Litigation. The Company shall promptly advise Parent of any Proceeding (including any putative class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof or any of the Company’s directors or officers relating to this Agreement, the Merger or any of Transactions (any such Proceeding, a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 5.08, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided, however, that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 5.09 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation; provided, that the restrictions set forth in this Section 5.09 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by either Parent or the Company (a) in connection with, or in response to, a Competing Proposal or Change of Company Recommendation in compliance with Section 5.03 and Section 5.04 with respect to the matters contemplated thereby, or (b) as may be required by applicable Law, the fiduciary duties of the Company Board or any listing agreement with any national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.09, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 5.09 shall limit the ability of the Company to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the Transactions or not inconsistent with the terms of this Agreement; provided, that the Company concurrently provide a copy to Parent of any such communication. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.09 shall be governed by Section 5.07 and not this Section 5.09.

Section 5.10 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time until the expiration of the applicable statute of limitations, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, or employee of the Company or any Company Subsidiary and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.10. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the Company Charter, Company Bylaws and any indemnification agreements of the Company (that have been made available to Parent prior to the date hereof) in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

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(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the Effective Time; provided, further, that if the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.10.

(d) Continuation. For not less than six (6) years from and after the Effective Time, the articles of incorporation and the bylaws of the Surviving Corporation and the articles of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary that have been made available to Parent prior to the date hereof shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e) Benefit. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

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(f) Non-Exclusivity. The provisions of this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Nothing in this Agreement, including this Section 5.10, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transactions.

Section 5.12 Employee Matters.

(a) For a period of at least twelve (12) months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) with (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate as in effect immediately prior to the Closing, (ii) incentive compensation opportunities that are no less than the incentive compensation opportunities (including the value of cash incentive opportunities, but excluding equity and equity-based incentive opportunities) as in effect immediately prior to the Closing, (iii) severance payments and benefits that are no less and on no less favorable terms than the severance payments and benefits set forth in Section 5.12(a) of the Company Disclosure Letter and (iv) employee benefits that, in the aggregate, are substantially similar to the employee benefits (other than severance and cash, equity and equity-based incentive compensation opportunities) provided immediately prior to the Closing. Notwithstanding any provision herein to the contrary, neither Parent nor any of its Subsidiaries (including the Surviving Corporation) shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b) For a period of two years following the Closing Date (or such longer period as required by the terms of MTS Systems Corporation Change in Control Severance Plan, as amended and restated), Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue the MTS Systems Corporation Change in Control Severance Plan, as amended and restated.

(c) To the extent that service is relevant for any purpose including eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days)), gratuities, severance and similar benefits (except, unless required by applicable Law, not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) for the benefit of the Company Employees (the “Parent Plans”) following the Closing Date, such plan, program or arrangement shall credit such Company Employees for service earned on and prior to the Closing Date with the Company and the Company Subsidiaries and any of their predecessors in addition to service earned with Parent or any of Parent’s affiliates (including the Surviving Corporation) after the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

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(d) On the Closing Date, or as soon as practicable thereafter (and no later than the second regularly scheduled pay day following the Closing Date), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, make pro-rated payments under the MTS Executive Variable Compensation (EVC) Plan to eligible Company Employees in respect of the performance period in effect as of the Closing Date based on the number of days in such performance period that elapsed prior to the Closing Date by 365; provided that the applicable performance goals shall be deemed attained at the threshold level. With respect to bonus periods under any other Company Benefit Plans and any other incentive or bonus plan, the cost of which is included in the annual operating plan budget for the applicable business units, for which the performance period has ended and bonuses have been earned (notwithstanding any continuing employment obligation) but have not been paid as of Closing, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, make such bonus payments to Company Employees on the Closing Date, or as soon as possible thereafter (and no later than the second regularly scheduled pay day following the Closing Date).

(e) Following the Closing Date, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting conditions of Company Employees and their eligible dependents under each Parent Plan. Following the Closing Date, Parent shall recognize, and shall cause its Subsidiaries (including the Surviving Corporation) to also recognize, for purposes of annual deductible and out of pocket limits under its Parent Plans providing health benefits, any deductible, coinsurance, copayments and out of pocket expenses paid by such Company Employees and their respective dependents under Company Benefit Plans in the plan year in which the Closing Date occurs to the extent such Company Employees participate in any such Parent Plans in such same plan year.

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as the establishment or amendment of any Company Benefit Plan or any other employee benefit plan maintained by the Company, Parent or any of their respective affiliates or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.12 or entitle any person not a party to this Agreement to assert any claim hereunder or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) except as set forth in Section 5.12(b), maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 5.13 Certain Tax Matters. On the Closing Date, the Company will deliver a certification, in form and substance required by the Treasury Regulations under Section 1445(b)(3) of the Code and reasonably acceptable to Parent, to the effect that the Company is not and has not been within the applicable time period a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, together with a duly executed notice of such certification to the IRS.

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Section 5.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in ARTICLE II. Subject to the last sentence of Section 2.02(b)(i), all Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.15 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company (in each case, within five (5) Business Days), (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Transactions, or from any person alleging that the consent of such person is or may be required in connection with any of the Transactions and (b) of any Proceeding commenced or, to any party’s knowledge, threatened in writing against, such party or any of its affiliates or otherwise relating to such party or any of its affiliates, in each case relating to any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.17 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions to the Merger or give rise to any right to terminate under ARTICLE VII.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

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(b) Antitrust Approval. The waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated. All waivers, consents, clearances, approvals and authorizations under the Antitrust Laws and foreign investment Laws set forth on Section 6.01(b) of the Company Disclosure Letter with respect to the Transactions shall have been obtained and shall remain in full force and effect.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have issued or entered any Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Merger.

Section 6.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 3.01(a) (Organization and Qualification; Subsidiaries) and Section 3.09(c) (Absence of Certain Changes) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time; (ii) the representations and warranties set forth in clauses (a) and (b) and, solely with respect to the capitalization of the Company and not of any Company Subsidiary, clauses (d) and (e) of Section 3.02 (Capitalization) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any de minimis inaccuracies; (iii) the representations and warranties set forth in Section 3.03 (Authority), Section 3.23 (Takeover Statutes), Section 3.24 (Vote Required) and Section 3.25 (Brokers), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date), and (iv) any other representation and warranty of the Company contained in this Agreement, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct in all respects as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period), other than failures to be true and correct that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Covenants. The Company shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by the Company on or before to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

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Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period), other than failures to be true and correct that, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

(b) Covenants. Each of Parent and Sub shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by Parent and Sub, respectively, on or before to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither the Company nor Parent or Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or such party’s failure to comply with its obligations hereunder contributes in any material respect to the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated, in the case of clauses (a), (b), (e), or (f) below, at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or, in the case of clauses (c) or (d) below, at any time prior to receipt of the Company Shareholder Approval, as follows:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger is not consummated on or before September 8, 2021 (the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.01(b) or Section 6.01(c), have been satisfied or shall be capable of being satisfied at such time, the Outside Date shall automatically extend to December 8, 2021, which date shall thereafter be deemed to be the Outside Date; provided, further, that if all of the conditions to Closing, other than the conditions set forth in Section 6.01(b) or Section 6.01(c), have been satisfied or shall be capable of being satisfied at such time, the Outside Date shall automatically extend to March 8, 2022, which date shall thereafter be deemed to be the Outside Date; provided, further, that Parent or the Company, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(i) if the material breach by Parent or Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or obligations contained in this Agreement was the primary cause of, or primarily resulted in the failure of a condition to consummate the Merger by such date;

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(ii) upon a vote taken at any duly held Company Shareholders Meeting (or any adjournment or postponement thereof in accordance with this Agreement) held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(iii) any Governmental Entity of competent jurisdiction issues or enters any Order, or enacts or promulgates any Law, permanently enjoining, restraining or otherwise permanently prohibiting the Merger, and, in the case of such an Order, such Order has become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any party whose material breach of any of its representations, warranties, covenants or obligations contained in this Agreement was the primary cause of, or primarily resulted in, the issuance or entry of such Order or the enactment or promulgation of such Law;

(c) by Parent, if, at any time prior to the Company’s receipt of the Company Shareholder Approval, the Company Board effects a Change of Company Recommendation;

(d) by the Company, at any time prior to the receipt of the Company Shareholder Approval, if (i) the Company has received a Superior Proposal and (ii) the Company Board (or a duly authorized committee thereof) has authorized the Company to enter into a binding and definitive written Alternative Acquisition Agreement concurrently with such termination in order to accept such Superior Proposal; provided, however, that (x) the Company has complied with its covenants under Section 5.04 with respect to such Superior Proposal and (y) the Company has paid or concurrently pays the Company Termination Fee to Parent or its designee in accordance with Section 7.02(b)(iii).

(e) by Parent, if: (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied; (ii) Parent has delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days has elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform has not been cured prior to the expiration of such thirty (30) day period; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(e) if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of a condition to the consummation of the Merger not to be satisfied; or

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(f) by the Company, if: (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied; (ii) the Company has delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days has elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform has not been cured prior to the expiration of such thirty (30) day period; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(f) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of a condition to the consummation of the Merger not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other parties.

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall immediately become void and of no effect with no liability or obligation to any person on the part of any party hereto or their respective affiliates; provided, however, that (i) no termination shall relieve any party hereto of its obligations under the penultimate sentence of Section 5.06 (Access to Information), Section 5.09 (Public Announcements), Section 5.14 (Expenses), this Section 7.02 (Effect of Termination), Section 7.03 (Amendment), Section 7.04 (Waiver) and ARTICLE VIII, each of which shall survive any termination and (ii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided further, that no such termination shall relieve any party from any liability for common law fraud or Intentional Breach of this Agreement prior to the date of termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity, including to recover any damages (including Derivative Damages), costs, expenses, liabilities of any kind, in each case, suffered by the party as a result of such breach (“Damages”). It shall be deemed to be an Intentional Breach of this Agreement by a party if such party does not consummate the Closing at the time the Closing is required to be consummated pursuant to Section 1.02.

(b) Company Payments.

(i) If this Agreement is validly terminated (A) by either Parent or the Company pursuant to Section 7.01(b)(ii) (Company Shareholder Approval), (B) by either Parent or the Company pursuant to Section 7.01(b)(i) (Outside Date) or (C) by Parent pursuant to Section 7.01(e) (Company Breach) and, (1) following the execution and delivery of this Agreement, a Competing Proposal was publicly disclosed and not withdrawn, expired or rejected prior to the Company Shareholders Meeting and not withdrawn, expired or rejected prior to the valid termination of this Agreement (or, in connection with the foregoing clauses (B) or (C), otherwise made known to the Company), and (2) at any time within twelve (12) months after such termination, the Company (x) enters into a definitive Alternative Acquisition Agreement to effect any Competing Proposal or (y) consummates a Competing Proposal, then the Company shall pay the Company Termination Fee to Parent or its designee prior to or concurrently with the consummation of such Competing Proposal or the entry into such definitive Alternative Acquisition Agreement, if earlier. For purposes of this Section 7.02(b)(i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Competing Proposal will be deemed to be references to “fifty percent (50%).”

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(ii) If this Agreement is validly terminated by Parent pursuant to Section 7.01(c) (Change of Company Recommendation), then the Company shall pay the Company Termination Fee to Parent or its designee no later than two (2) Business Days after the date of such termination.

(iii) If this Agreement is validly terminated by the Company pursuant to Section 7.01(d) (Superior Proposal), then the Company shall pay the Company Termination Fee to Parent or its designee prior to or concurrently with the termination of this Agreement.

(iv) If this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b)(ii) (Company Shareholder Approval), and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.01(c) (Change of Company Recommendation), then the Company shall pay the Company Termination Fee to Parent or its designee no later than two (2) Business Days after the date of such termination.

(c) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement.

(d) In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). Except as provided in Section 7.02(a), in the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any common law fraud or Intentional Breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their respective rights to specific performance under Section 8.10 in order to specifically enforce this Agreement. The parties acknowledge and agree that any payment of the Company Termination Fee, is not a penalty but is liquidated damages in a reasonable amount that is intended to compensate Parent or Sub in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; provided, however, that in the case of an Intentional Breach by the Company, Parent or Sub shall be permitted to seek Damages in excess of the Company Termination Fee. If the Company fails to timely pay any amount due pursuant to Section 7.02(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 7.02(b), the Company shall pay to Parent interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.

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Section 7.03 Amendment. This Agreement may be amended in writing by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders and (b) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein. No extension or waiver or termination of this Agreement by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (providing confirmation of transmission) and shall also be sent by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by email (provided that read receipt confirmation of receipt of the email or telephonic confirmation of email is obtained), with a copy also sent by registered or certified mail, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, with a copy also sent by email or (c) on the next Business Day if transmitted by national overnight courier with a copy also sent by email, in each case as follows (or at such other address or email address for a party as shall be specified by like notice):

If to Parent or Sub:

Amphenol Corporation

358 Hall Avenue

Wallingford, CT 06492

Attention: Lance E. D’Amico

Email: ldamico@amphenol.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:	Charles K. Ruck
Robert M. Katz
Email:	charles.ruck@lw.com
robert.katz@lw.com

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If to the Company:

MTS Systems Corporation

14000 Technology Drive

Eden Prairie, MN 55344

Attention: Todd J. Klemmensen

Email: Todd.Klemmensen@mts.com

with copies to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:	Scott R. Williams
Kai H. Liekefett
Jessica Wood
Email:	swilliams@sidley.com
kliekefett@sidley.com
jessica.wood@sidley.com

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign all or any of their rights and obligations under this Agreement to any affiliate of Parent; provided that no such assignment shall (a) relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations, or (b) be permitted if it would, or would reasonably be expected to delay or prevent the Closing. Any assignment or transfer in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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Section 8.06 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for, (a) the right of the Company’s shareholders to receive the Merger Consideration under ARTICLE II, and (b) the right of each Indemnified Party (and such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives) under Section 5.10. The representations, warranties and covenants set forth in this Agreement are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that the persons named in clauses (a) and (b) of the preceding sentence shall be entitled to enforce their rights under this Agreement; provided, further, that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Where used with respect to information, “made available” or terms of similar import mean made available to Parent and its Representatives in the electronic data room maintained by the Company for purposes of the Transaction or publicly available on the SEC EDGAR database by 5:30 pm New York City time on the day prior to the date hereof. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

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Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction. Notwithstanding the foregoing, the matters contained in ARTICLE I and ARTICLE II of this Agreement shall be governed by, and construed in accordance with, the MBCA, including matters relating to the filing of the Articles of Merger and the effects of the Merger, and all matters relating to the fiduciary duties of the Company Board shall be governed and construed in accordance with the Laws of the State of Minnesota without regard to the conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b) Each of the parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(c).

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in ..pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

* * * * * * * *

61

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AMPHENOL CORPORATION

By:	/s/ R. Adam Norwitt
Name:	R. Adam Norwitt
Title:	President and Chief Executive Officer

MOON MERGER SUB CORPORATION

By:	/s/ R. Adam Norwitt
Name:	R. Adam Norwitt
Title:	President and Chief Executive Officer

MTS SYSTEMS CORPORATION

By:	/s/ Randy J. Martinez
Name:	Randy J. Martinez
Title:	Interim President and Chief Executive Officer

[Merger Agreement]

Annex I

Defined Terms

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains provisions limiting the disclosure and use of non-public information of or with respect to the Company, that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement and (ii) does not include any provision calling for any exclusive right to negotiate with any third party; provided, however, that (a) such agreement need not contain a standstill, (b) such agreement can otherwise be less favorable to the Company if the Company offers to Parent to amend the Confidentiality Agreement to incorporate the terms contemplated by this clause (b) and (c) such agreement does not have the effect of prohibiting the Company from satisfying any of its obligations hereunder.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate RSU Payments and the aggregate Option Payments.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the U.S. False Claims Act (31 U.S.C. § 3729 et seq.), the United Kingdom Bribery Act 2010 and other similar applicable anti-corruption or anti-bribery laws, rules or regulations in other jurisdictions.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted.

I-1

“Company Material Adverse Effect” means any condition, fact, occurrence, development, change, circumstance, event or effect (each an “Effect”) that (1) has or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into this Agreement, the announcement or pendency of this Agreement or the Transactions, the performance of this Agreement or the pendency or consummation of the Transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates and (ii) the impact of any of the foregoing on any of the Company’s or any of the Company Subsidiaries’ relationships (contractual or otherwise) with respect to customers, suppliers, vendors, business partners or employees (it being understood and agreed that this clause (a) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the performance of obligations hereunder or thereunder); (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein), or any Effect affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on Nasdaq (but not the underlying cause of such suspension, unless such underlying cause would otherwise be excepted from this definition); (d) any development or change in applicable Law (after the date of this Agreement), including COVID-19 Measures, or GAAP or other applicable accounting standards or the interpretation of any of the foregoing (it being understood and agreed that this clause (d) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws or GAAP); (e) any action taken by the Company or any of the Company Subsidiaries at the written request of Parent that is not expressly required to be taken by the terms of this Agreement, the taking of any action expressly required by the terms of this Agreement (other than pursuant to clause (1) or (2) of Section 5.01), or the failure of the Company to take any action that the Company is expressly prohibited by the terms of the Agreement from taking; (f) the commencement, occurrence, continuation or escalation of any armed hostilities, sabotage or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war; (g) any actions or claims made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former shareholders) arising out of this Agreement or any of the Transactions; (h) the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic or epidemic, including COVID-19; (i) any public comments or other public communications by Parent or Sub of its express intentions with respect to the Company or any Company Subsidiary, including any public communications to any employees of the Company or any Company Subsidiary; or (j) any changes in the market price or trading volume of the Shares, in and of itself, or any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries, or any failure of the Company or any Company Subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period, in and of itself (but not, in each case of this clause (j), the underlying cause of any such change or failure, unless such underlying cause would otherwise be excepted from this definition) (provided, that this clause (j) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period); provided, further, that with respect to the foregoing clauses (b), (c), (d), (f) and (h), any such Effect shall not be prohibited from being taken into account in determining whether a Company Material Adverse Effect has occurred if it disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate, or (2) prevents or materially delays the consummation by the Company of the Merger on or before the Outside Date, provided that in no event shall the failure of the condition in Section 6.01(c) to have occurred, in and of itself, be considered in determining whether an Effect has prevented or materially delayed the consummation by the Company of the Merger for purposes of this clause (2) (but not, for the avoidance of doubt, the underlying cause of any such failure).

I-2

“Company Recommendation” means the Company Board’s recommendation that the Company’s shareholders adopt this Agreement.

“Company Representatives” means the Company’s and the Company Subsidiaries’ directors, officers, managers, advisors (including for audit, tax, etc.), investment bankers and counsel, in each case, to the extent acting at the direction of the Company or any Company Subsidiary.

“Company Stock Plan” means the MTS Systems Corporation 2017 Stock Incentive Plan and the MTS Systems Corporation 2011 Stock Incentive Plan.

“Company Stock Purchase Plan” means the MTS Systems Corporation 2012 Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $34,583,190.23.

“Competing Proposal” means, other than the Transactions, any proposal or offer from any person or group (as defined in or under Section 13(d) of the Exchange Act) (other than Parent, Sub or any of their respective affiliates) to engage in a transaction or series of related transactions contemplating or relating to (a) any merger, consolidation, business combination, recapitalization, share exchange, amalgamation, asset purchase, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction that would result in (i) any person or group directly or indirectly acquiring beneficial ownership of (A) businesses or assets that constitute twenty percent (20%) or more (based on fair market value or book value) of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole or (B) twenty percent (20%) or more of the outstanding voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (ii) the owners of outstanding shares of Company Common Stock (as a group) immediately prior to such transaction owning, directly or indirectly, less than eighty percent (80%) of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (b) any liquidation, dissolution or wind-up of the Company.

I-3

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Parent, dated October 8, 2020.

“Contract” means any legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other arrangement, commitment or undertaking, whether written or oral, to which a person is a party or by which such person or such person’s properties or assets are bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action or inaction by the Company or any Company Subsidiary in response to COVID-19, including any workforce reduction, in each case reasonably necessary to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, (a) in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and Families First Coronavirus Response Act or any bona fide disaster plan of the Company or any change in applicable Laws related to, in connection with or in response to COVID-19 and (b) to the extent applicable to the Company or any Company Subsidiary.

“Credit Facility” means that certain Credit Agreement, dated as of July 5, 2016, among the Company; the foreign Subsidiaries of the Company party thereto, the lenders party thereto and JPMorgan Chase Bank N.A., as administrative agent, as amended.

“Derivative Damages” means the loss of economic benefits from the transactions contemplated by this Agreement, including the loss of premium offered to shareholders of the Company.

“Environmental Laws” means all Laws relating to (a) the protection, preservation or restoration of the environment including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

I-4

“Environmental Permits” means any permit, registration, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(a)(ii) and Dissenting Shares.

“Existing Notes” means the Company’s 5.750% senior unsecured notes due in 2027.

“FTC” means the U.S. Federal Trade Commission or any successor thereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, teaming agreement, joint venture or change order) between the Company or any Company Subsidiaries, on one hand, and any Governmental Entity or any prime contractor or sub-contractor (at any tier) of any Governmental Entity, on the other hand. A purchase, task, or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any United States or foreign multinational, national, federal, state, county, municipal or local government, or governmental, legislative, judicial or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Substances” means any substances, materials, chemicals or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum and its by-products, radioactive materials, friable asbestos or polychlorinated biphenyls, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, all other ozone-depleting substances, and per- and polyfluoroalkyl substances (PFAS).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

I-5

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services that are generally available on nondiscriminatory pricing terms and, (b) non-exclusive licenses that are incidental to Contracts that primarily provide for a sale of products or services to customers or the purchase or use of equipment and (c) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money, other than indebtedness for borrowed money between the Company and any of the Company Subsidiaries or between the Company Subsidiaries (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any obligations under financed leases with respect to the Company or any of the Company Subsidiaries is liable, (d) all obligations of the Company or any of the Company Subsidiaries in respect of interest rate and currency obligation swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies, (e) all reimbursement obligations of the Company or any of the Company Subsidiaries under outstanding letters of credit for amounts drawn thereunder, (f) all obligations of the Company or any of the Company Subsidiaries for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation (other than trade payables and other current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not more than 90 days past due), (g) all obligations of the Company or any of the Company Subsidiaries under conditional sale or other title retention agreements relating to any assets and properties purchased by the Company or any of the Company Subsidiaries, and (h) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary (other than an insurance policy or arrangement related to any employee benefit plan).

“Intellectual Property” means all works of authorship, software, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, methods, processes, schematics, specifications, and other forms of technology.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, logos, brand names, trade dress and trade names, whether registered or unregistered, and the goodwill associated therewith; (b) works subject to copyright Laws and copyright registrations, mask work rights and moral rights, including website content, social media content and marketing materials; (c) trade secrets, including concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings and technical data formulas; (d) patents; (e) registrations, applications, renewals, divisions, continuations, continuations-in-part, extensions, reexamined versions, reissues and foreign counterparts with respect to each of the foregoing; (f) internet domain names, domain name registrations and web pages; (g) social media handles; (h) computer software programs, including databases and software implementation of algorithms, models and methodologies, and all source code, object code, firmware and documentation related thereto and (i) all other forms of intellectual property or proprietary rights recognized in any jurisdiction, including confidential information, rights of publicity and rights of privacy.

I-6

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party takes (or fails to take) with the actual knowledge and intention that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Intervening Event” means any Effect or state of facts (other than any Effect or state of facts resulting from a breach of this Agreement by the Company or any Company Subsidiary) occurring or arising after the date of this Agreement and prior to the date of the Company Shareholders Meeting (as it may be adjourned or postponed in accordance with this Agreement) that (a) was not known, and would not reasonably have been expected to be known, by the Company Board as of or prior to the date of this Agreement and becomes known to the Company Board and (b) does not involve or relate to a Competing Proposal.

“IT Systems” means all software, hardware, systems, databases, websites, applications, servers, networks, platforms, peripherals, and similar or related items of information technology assets and infrastructure owned, leased, licensed, or used in the conduct of the business of the Company and the Company Subsidiaries.

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter, after making reasonable inquiry, as of the date hereof and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of the directors and officers of Parent or Sub (without independent investigation) as of the date hereof.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, Order, judgment, writ, stipulation, award, injunction or decree, in each case, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any Anti-Bribery Law, Money Laundering Law or Sanctions.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal or first offer, easement, security interest, deed of trust, right-of-way, encroachment, lease, condition, servitude, title defect, adverse claim, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and all applicable financial recordkeeping, reporting and internal control requirements thereunder.

I-7

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Permitted Liens” means (a) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business consistent with past practice, (c) pledges or deposits made in the ordinary course of business to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (e) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens that do not materially impair the use, occupancy or operation of such property as it is presently used, (f) zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary and are currently being complied with in all respects, (g) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (h) Liens pursuant to the Credit Facility and the Existing Notes that will be released upon repayment of the Credit Facility and the Existing Notes, (i) non-exclusive licenses or other covenants of, or other contractual obligations with respect to, any Intellectual Property, entered into in the ordinary course of business, (j) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and the Company Subsidiaries, taken as a whole, (k) Liens imposed or promulgated by Law (other than in respect of Taxes), (l) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any Company Subsidiary, (m) Liens created by or resulting from any Proceeding which is not otherwise a violation of the representations and warranties set forth in ARTICLE IV or (n) Liens that do not secure any Indebtedness or any guaranty thereof and do not, individually or in the aggregate, materially and adversely affect the use, value or operation of the property subject thereto.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

I-8

“Personal Information” means any information that alone or together with any other information relates (directly or indirectly) to, or can be used to identify, contact or precisely locate, an identified or identifiable individual, and information considered to be personal data or personal information as defined under, or otherwise governed by, applicable Laws.

“Privacy Policies” means all posted policies and procedures governing the Processing of Personal Information.

“Process”, “Processing” and “Processed” means any operation or set of operations which is performed upon Personal Information irrespective of the purposes and means applied, including access, collection, recording, organization, structuring, adaptation, alteration, retrieval, consultation, deletion, retention, storage, transfer, disclosure (including disclosure by transmission), or dissemination.

“Proxy Statement” means the proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholders Meeting.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment of any Hazardous Substances.

“Representative” means, with respect to any person, such person’s directors, officers, managers, advisors (including for audit, tax, etc.), investment bankers and counsel, in each case, to the extent acting at the direction of such person.

“Sanctions” or “Sanctions Laws” means all applicable economic sanctions or export and import control Laws administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or other Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” means a share of Company Common Stock.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

I-9

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide, written Competing Proposal (with all percentages in the definition of Competing Proposal changed to fifty percent (50%)) made after the date hereof by any person on terms that (i) did not result from or arise in connection with a breach of the Company’s obligations set forth in Section 5.03(a), (ii) if consummated, would result in any person or group (other than Parent or its affiliates) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the consolidated assets of the Company and the Company Subsidiaries or more than fifty percent (50%) of the total voting power of the equity securities of the Company, and (iii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, to be (a) more favorable to the shareholders of the Company, from a financial point of view, than the Transactions (taking into account any adjustment to the terms and conditions proposed by Parent in writing in response to such proposal and any applicable Company Termination Fee) and (b) reasonably likely of being completed in accordance with its terms, in the case of each of clauses (a) and (b), considering such other factors as the Company Board (or any duly authorized committee thereof) considers to be appropriate (including the conditionality and, the timing of such proposal).

“Tax” and “Taxes” means any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, estimated, windfall profit, severance, property, ad valorem, value added, production, sales, use, license, excise, stamp, transfer, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, whether disputed or not, and including any obligation to pay, indemnify or otherwise assume the Tax liability of any other person.

“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, and including any statements, schedules or attachments thereto.

“third party” means any person other than the Company, Parent, Sub and their respective affiliates.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing (but in all cases excluding any direct or indirect income, capital gains or similar Taxes payable in connection with the this Agreement or the consummation of the Merger, whether payable directly or via withholding on amounts payable in connection with this Agreement or the consummation of the Merger).

I-10

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.04(a)
Antitrust Laws	Section 3.04(b)
Articles of Incorporation	Exhibit B
Articles of Merger	Section 1.03
Balance Sheet Date	Section 3.10
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
CBA	Section 3.18(a)(vii)
Certificate	Section 2.01(a)(i)
Change of Company Recommendation	Section 5.04(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Employee	Section 5.12(a)
Company Financial Advisors	Section 3.22
Company Financial Statements	Section 3.06
Company Intellectual Property	Section 3.17(b)
Company Material Contract	Section 3.18(b)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company SEC Documents	Section 3.06
Company Securities	Section 3.02(d)
Company Sensors Business	Section 5.07(b)
Company Shareholder Approval	Section 3.24
Company Shareholders Meeting	Section 3.03(b)
Continuation Period	Section 5.12(a)
COVID-19	Annex I
COVID-19 Measures	Annex I
D&O Insurance	Section 5.10(b)
Damages	Section 7.02(a)
Dissenters Rights	Section 2.04
Dissenting Shares	Section 2.04
Effect	Annex I
Effective Time	Section 1.03
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)

I-11

FFCRA	Annex I
Indemnified Liabilities	Section 5.10(a)
Indemnified Party	Section 5.10(a)
IRS	Section 3.12(a)
Leased Real Property	Section 3.15(b)
Managerial Employee	Section 5.01(j)
MBCA	Preamble
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Non-U.S. Benefit Plan	Section 3.12(a)
Notice of Change of Recommendation	Section 5.04(b)(i)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)
Owned Real Property	Section 3.15(b)
Parent	Preamble
Parent Competing Business	Section 5.07(b)
Parent Plans	Section 5.12(b)
Paying Agent	Section 2.02(a)
Payor	Section 2.05
Permit	Section 3.05(a)
Plan of Merger	Preamble
Proceeding	Section 3.11
Protest Event	Section 5.01
Real Property Lease	Section 3.15(b)
RSU Award	Section 2.03(b)
RSU Payments	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.06
Specified Date	Section 3.02(a)
Sub	Preamble
Subsidiary Securities	Section 3.02(d)
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.23
Transaction Litigation	Section 5.08
Transactions	Recitals
Treasury Regulation	Section 2.05

I-12

Exhibit A

PLAN OF MERGER

(the “Plan of Merger”)

EXHIBIT A

PLAN OF MERGER

This PLAN OF MERGER is for the merger of Moon Merger Sub Corporation, a Minnesota corporation (“Sub”), with and into MTS Systems Corporation, a Minnesota corporation (the “Company”), with the Company surviving such merger as the surviving organization (the “Merger”).

This Plan constitutes a “plan of merger” as such term is used in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”) and is a part of the Agreement and Plan of Merger, dated as of December 8, 2020 (the “Agreement”), by and among Amphenol Corporation, a Delaware corporation (“Parent”), Sub and the Company.

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of the Agreement and this Plan, and in accordance with the MBCA, at the Effective Time (as defined below), Sub will be merged with and into the Company, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place on the third (3rd) Business Day (as defined in the Agreement) following the date on which each of the conditions set forth in ARTICLE VI of the Agreement is satisfied, or to the extent permitted by Law (as defined in the Agreement), waived by the party entitled to waive such condition (other than those conditions that by their terms are only capable of being satisfied on the Closing Date (as defined below), but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) by the exchange of electronic signatures and documents, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or at another time, date or place agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file articles of merger with respect to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with, the applicable provisions of the MBCA, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on the date and time at which the Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota or at such later date and time as is agreed between the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time, (i) subject to Section 5.10 of the Agreement, the Restated and Amended Articles of Incorporation of the Company (as amended, restated, supplemented or otherwise modified), as in effect immediately prior to the Effective Time, will by virtue of the Merger be amended and restated so as to read in its entirety in the form set forth in Exhibit 1 hereto, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated articles of incorporation of the Surviving Corporation and (ii) the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified) shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall thereafter be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and the bylaws of the Surviving Corporation.

(b) Directors. The parties hereto shall take all requisite action so that the board of directors of the Surviving Corporation at the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office until such member’s respective successor is duly elected or appointed and qualified or until such member’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

(c) Officers. The parties hereto shall take all requisite action so that the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until such officer’s respective successor is duly appointed and qualified or until such officer’s earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each Share (as defined in the Agreement) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) (“Excluded Shares”), shall automatically be converted at the Effective Time into the right to receive $58.50 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Subsidiary (as defined in the Agreement) of the Company and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries (other than, in each case, Shares held on behalf of a third party) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.25 per share, shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.25 per share, of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Merger Consideration Adjustment. Notwithstanding anything in the Agreement to the contrary, if, from the date of the Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within such period), the Merger Consideration shall be equitably adjusted to reflect such change so as to provide Parent and the holders of Shares the same economic effect as contemplated by the Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is prohibited from undertaking pursuant to the Agreement.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares to receive the Merger Consideration to which such holders shall become entitled pursuant to the Agreement. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the sum of the Aggregate Common Stock Consideration (as defined in the Agreement) (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund is insufficient to make the payments contemplated by this ARTICLE II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash such that the Exchange Fund becomes sufficient to make such payments. Funds made available to the Paying Agent shall, if Parent so elects, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this ARTICLE II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this ARTICLE II. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in the Agreement.

(b) Procedures for Surrender.

(i) Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second (2nd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to the Agreement: (A) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent; and (B) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates and such other documents as may be customarily required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes (as defined in the Agreement) required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or establishes to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to Section 2.05. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in the Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in the Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a Governmental Entity (as defined in the Agreement) in accordance with any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent or Sub, as Parent directs, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i).

Section 2.03 Treatment of Company Options, RSU Awards, ESPP and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the board of directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, each outstanding option to purchase Shares granted under a Company Stock Plan (as defined in the Agreement) (other than any option granted under the MTS Systems Corporation 2012 Employee Stock Purchase Plan (the “Company Stock Purchase Plan”)) (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (2) such Option Payments shall be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be outstanding or exercisable, and each Company Option shall entitle the holder thereof only to the payment provided for in this Section 2.03(a).

(b) Treatment of Restricted Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, (A) each outstanding award of restricted stock units with respect to Shares (including, for the avoidance of doubt, each such restricted stock unit that is subject to a deferral election) (each, an “RSU Award”) granted pursuant to a Company Stock Plan shall be fully vested; provided, however, that each RSU Award that is subject to performance-based vesting conditions shall be deemed to be vested at the greater of (1) actual performance determined as of immediately prior to the Effective Time and (2) target level and (B) each RSU Award shall be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (1) the number of vested restricted stock units subject to such RSU Award, multiplied by (2) the Merger Consideration, without interest (less any required Tax withholdings as provided in Section 2.05).

(c) Termination of Company Stock Plans. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, as of the Effective Time, all Company Stock Plans shall terminate, and no further rights with respect to Shares or any other awards shall be granted thereunder.

(d) Treatment of Company Stock Purchase Plan. The provisions of Section 2.03(a) shall not apply to any rights under the Company Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as soon as practicable following the date of the Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further “Phases” (as defined in the Company Stock Purchase Plan) will commence pursuant to the Company Stock Purchase Plan after the date hereof and that any money withheld from a participant’s pay pursuant to the Company Stock Purchase Plan that has not been used to purchase Shares at the end of the final Phase shall be returned to the applicable participant. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan (unless the Company Stock Purchase Plan has terminated earlier pursuant to its terms).

(e) Deferred Compensation. Parent shall cause the Company to pay on the Closing Date or as soon as practicable thereafter all deferred compensation under any deferred compensation plans of the Company (less any required Tax withholdings as provided in Section 2.05) in accordance with the terms of the applicable plan.

(f) Parent Funding. Parent shall cause the Surviving Corporation to pay through the Surviving Corporation’s payroll agent to each holder of a Company Option or RSU Award the applicable Option Payments or RSU Payments, as applicable (less any required Tax withholdings as provided in Section 2.05) on the Surviving Corporation’s first regularly scheduled payroll date occurring at least five (5) Business Days following the Effective Time, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”).

Section 2.04 Dissenting Shares. Notwithstanding anything in the Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held of record or beneficially by a person who has not voted in favor of approval and adoption of the Agreement and who is entitled to demand and properly exercises dissenters’ rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. The Company shall provide prompt written notice to Parent of any demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters Rights with respect to any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.05 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent (and their respective affiliates) (each, a “Payor”) shall be entitled to deduct and withhold from amounts payable in connection with the Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury or any other applicable state, local or foreign Tax Law; provided, however, that under no circumstance will a Payor deduct or withhold any amount under Section 1445 of the Code so long as the Company provides the certification and notice described in Section 5.13 of the Agreement. After the date of the Agreement, the Company will (and will cause the Company Subsidiaries to) reasonably cooperate with any reasonable request of Parent in connection with determining whether any withholding Taxes are applicable to payments made in connection with the Agreement. In the event that Parent determines that any such withholding Taxes are applicable, (i) Parent shall use commercially reasonable efforts to notify the Company prior to the date on which such withholding is anticipated to occur, (ii) Parent and the Company shall reasonably cooperate to minimize or eliminate such withholding Taxes as permitted by applicable Law and (iii) without limiting the foregoing, the Company shall take such actions as are reasonably requested by Parent to minimize any such withholding Taxes in accordance with applicable Law.. To the extent that amounts are so withheld or deducted by a Payor, such withheld amounts (a) shall be remitted by such Payor to the applicable Governmental Entity and (b) to the extent so remitted shall be treated for all purposes of the Agreement as having been paid to the person in respect of which such deduction and withholding was made by such Payor.

ARTICLE III

MISCELLANEOUS

Section 3.01 Abandonment or Amendment. This Plan shall be deemed abandoned upon (and only upon) the valid termination of the Agreement in accordance with the express terms of Article VII thereof. This Plan may be amended prior to the Effective Time in accordance with Section 7.03 of the Agreement.

Section 3.02 Relationship to Agreement. This Plan is an integral part of the Agreement and shall be interpreted consistently therewith. This Plan does not supersede or limit any of the other terms or conditions of the Agreement.

Exhibit 1 to Plan of Merger

Amended and Restated Articles of Incorporation of the Surviving Company

See Exhibit B to the Agreement.

Exhibit B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MTS SYTEMS CORPORATION

(the “Articles of Incorporation”)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MTS SYSTEMS CORPORATION

ARTICLE I

The name of the Corporation is “MTS Systems Corporation” (the “Corporation”).

ARTICLE II

The Corporation is authorized to issue an aggregate total of 100 shares, all of which shall be designated Common Stock, having a par value of $0.25 per share.

ARTICLE III

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE IV

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation, except to the extent provided by written agreement with the Corporation.

ARTICLE V

The initial registered office of the Corporation is located at 1010 Dale Street N., Saint Paul, MN 55117. The name of the initial registered agent at that address is CT Corporation System Inc.

ARTICLE VI

[Intentionally Omitted]

ARTICLE VII

Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number and class of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of shareholders of the Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

ARTICLE IX

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.76 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

The provision of this Article IX shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article IX.

If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes.

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